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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 15


            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                       Commission File Number:   33-59534


                        UNIVISION TELEVISION GROUP, INC.
             (Exact name of registrant as specified in its charter)


     6701 Center West Drive, Fifteenth Floor, Los Angeles, California 90045
                                 (310) 216-3434
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


            Title of each class of securities covered by this Form:
11 3/4% Senior Subordinated Notes of Univision Television Group, Inc. due 2001.


   Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains:  None


         Appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


          Rule 12g-4(a)(1)(i)   [ ]         Rule 12h-3(b)(1)(ii)  [ ]
          Rule 12g-4(a)(1)(ii)  [ ]
          Rule 12g-4(a)(2)(i)   [ ]         Rule 12h-3(b)(2)(i)   [ ]
          Rule 12g-4(a)(2)(ii)  [ ]         Rule 12h-3(b)(2)(ii)  [ ]
          Rule 12h-3(b)(1)(i)   [X]         Rule 15d-6            [ ]


        Approximate number of holders of record as of the certification or notice date:  1


         Pursuant to the requirements of the Securities Exchange Act of 1934, Univision Television Group Inc. (registrant) has caused this certification/ notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  October 2, 1996            BY:   /s/ Robert V. Cahill
                                      ----------------------------
                                      Name:  Robert V. Cahill
                                      Title: Secretary